EXHIBIT 77.O

77.O	TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

Columbia Strategic Value Fund, Inc.:

Qualifying transactions are listed below. On a quarterly basis, the Registrant's Board of Directors receives a Form 10F-3 containing information that enables them to determine that all purchases made during the quarter were effected in compliance with the Registrant's 10F-3 procedures.


1)	Issuer:                 Instinet Group, Inc.
	Date of Purchase:       5/17/2001
	Underwriter from whom Purchased:
                              First Boston (Credit
Suisse)
	Affiliated Underwriters:
		Robertson Stephens
	Other Members of Syndicate:
	                        JP Morgan/Chase
Securities
	                        Deutsche Banc Alex
Brown
                              Bear, Stearns & Co.
                              Merrill Lynch & Co.
                              Thomas Weisel
Partners LLC
                              Salomon Smith Barney
                              WR Hambrecht & Co.
                              Banc of America
Securities
                              William Blair & Co.
LLC
                              CIBC World Markets
Corp.
                              Dain Rauscher, Inc.
                              First Union
Securities
                              Prudential
Securities
                              SG Cowen Securities
                              U.S. Bancorp Piper
Jaffray
	Aggregate dollar amount of purchase:
					$54,375
	Aggregate dollar amount of offering:
					$464,000,000
	Purchase price (net of fees and expenses):

	$13.98 per share
	Date offering commenced:
					5/17/2001
	Commission:			$0.52